SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14C
                                 (Rule 14C-101)

                            SCHEDULE 14C INFORMATION

               Information Statement Pursuant to Section 14(c) of
                       the Securities Exchange Act of 1934

Check the appropriate box:

[ ]   Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-5(d)(1))

[X]   Definitive Information Statement

                          First Aviation Services Inc.
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[ ]   No fee required

[ ]   Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)   Title of each class of securities to which transaction applies:

      -----------------------------------------------------------------------

(2)   Aggregate number of securities to which transaction applies:

      -----------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
      (set forth the amount on which the filing fee is calculated and state how it was determined):

                       $76.0 million - maximum sale price
      -----------------------------------------------------------------------

(4)   Proposed maximum aggregate value of transaction:

                                  $76.0 million
      -----------------------------------------------------------------------

(5)   Total fee paid:
                  $15,200

[X]   Fee previously paid with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)   Amount Previously Paid:

            ----------------------------------------------------------------

      (2)   Form, Schedule or Registration Statement No.:

            ----------------------------------------------------------------

      (3)   Filing Party:

            ----------------------------------------------------------------

      (4)   Date Filed:

            ----------------------------------------------------------------

                          FIRST AVIATION SERVICES INC.
                               15 Riverside Avenue
                        Westport, Connecticut 06880-4214



Dear Stockholder,

         On September 9, 1999, First Aviation announced that it agreed to sell to Rolls-Royce North America Inc. all of the outstanding capital stock of National Airmotive Corporation, a California corporation and wholly-owned subsidiary of First Aviation Services Inc. The enclosed Information Statement is being furnished to you to inform you that this sale has been approved by the holders of a majority of the outstanding common stock of First Aviation. The Board of Directors is not soliciting your proxy in connection with the stock sale and proxies are not requested from stockholders.

         First Equity Group Inc. and Canpartners Investments IV, LLC, which together control approximately 56% of the outstanding common stock of First Aviation, have executed a written consent in favor of the stock sale described above. The stock sale is still subject to a number of conditions described in this Information Statement and will not be completed before November 1, 1999. That is the date which is 20 days after this Information Statement was first sent to stockholders.

         YOUR BOARD OF DIRECTORS HAS FULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE STOCK SALE AND DETERMINED THAT IT IS FAIR AND IN THE BEST INTERESTS OF FIRST AVIATION AND ITS STOCKHOLDERS. YOUR BOARD OF DIRECTORS HAS APPROVED THE STOCK SALE.

         In deciding to approve the stock sale, the Board gave careful consideration to a number of factors, as described in the enclosed Information Statement. You are urged to read the Information Statement in its entirety for a description of the stock sale and the basis for the Board's approval of the stock sale.

         The Information Statement is first being mailed to stockholders of First Aviation on or about October 12, 1999. Only stockholders of record at the close of business on September 8, 1999 will be entitled to receive the Information Statement.

                                          By Order of the Board of Directors,


                                          John A. Marsalisi
                                          Secretary


                                   ----------


                        WE ARE NOT ASKING YOU FOR A PROXY


October 11, 1999

                          FIRST AVIATION SERVICES INC.
                      -------------------------------------

                              INFORMATION STATEMENT
                      -------------------------------------

      We are sending you this Information Statement to inform you that the sale to Rolls-Royce North America, Inc. of all of the outstanding capital stock of National Airmotive Corporation, a California corporation and wholly-owned subsidiary of First Aviation, has been approved by the holders of a majority of the outstanding shares of common stock of First Aviation.

         The purchase price payable by Rolls-Royce is $73.0 million, subject to adjustment based on the amount of net assets of National Airmotive reflected on the balance sheet of National Airmotive as of the day before the closing date. The adjustment is limited so that the purchase price cannot be less than $70.0 million or more than $76.0 million.

                      -------------------------------------

                        WE ARE NOT ASKING YOU FOR A PROXY
                      -------------------------------------

         No further consent of First Aviation stockholders is necessary to approve the stock sale. For that reason, no proxy card has been enclosed and no meeting of stockholders will be held to consider approval of the stock sale. As we explain in this Information Statement, however, completion of the stock sale is still subject to a number of conditions, including various regulatory approvals. The stock sale will not be completed before November 1, 1999. That is the date which is twenty (20) days after the mailing of this Information Statement.

         THIS INFORMATION STATEMENT IS FURNISHED BY FIRST AVIATION FOR INFORMATION PURPOSES ONLY. This Information Statement is dated October 11, 1999 and is first being mailed on or about October 12, 1999 to the holders of record of First Aviation common stock as of the close of business on the record date, September 8, 1999. As of the record date, 9,016,032 shares of First Aviation common stock were outstanding.

                                TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
SUMMARY .......................................................................  1
    The Parties................................................................  1
    No Further Stockholder Approval Required; First Aviation Board Approval....  1
    The Stock Sale.............................................................  2
    Interests of Certain Persons in the Stock Sale.............................  2
    No Dissenters' Rights......................................................  2
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA................................  3
SELECTED CONSOLIDATED PRO FORMA FINANCIAL DATA.................................  4
THE STOCK SALE.................................................................  5
    General....................................................................  5
    First Aviation.............................................................  5
    Rolls-Royce................................................................  6
    Background of the Stock Sale...............................................  6
    Reasons For The Stock Sale; Approval of the Board of Directors.............  7
    Interests of Certain Persons in the Stock Sale.............................  8
    Business Activities Following the Stock Sale...............................  8
    Accounting Treatment.......................................................  8
THE STOCK PURCHASE AGREEMENT...................................................  9
    Purchase Price.............................................................  9
    Representations and Warranties.............................................  9
    Indemnification............................................................ 11
    Indemnities without Limitation............................................. 11
    Limited Indemnities........................................................ 12
    Environmental Indemnities.................................................. 12
    Income Tax Indemnification................................................. 13
    Conditions................................................................. 13
    No Solicitation............................................................ 15
    Termination................................................................ 15
STOCK PERFORMANCE DATA......................................................... 16
    Historical Market Price.................................................... 16
    Recent Market Price........................................................ 17
    Number of Holders.......................................................... 17
COMPARATIVE PER SHARE DATA..................................................... 17
BOOK VALUE PER SHARE........................................................... 17
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................. 18
WHERE YOU CAN FIND MORE INFORMATION............................................ 19
CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS.......................... 20

                                     SUMMARY

         This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the stock sale fully and for a more complete description of the legal terms of the stock sale, you should read carefully this entire document and the documents to which we have referred you.

The Parties

First Aviation Services Inc.
15 Riverside Avenue
Westport, Connecticut 06880-4214
Tel.: (203) 291-3300

         First Aviation is a worldwide leader in providing services to operators of some of the most widely used military, commercial, and general aviation aircraft engines in the world, including the Lockheed Martin C-130 Hercules and P3C Orion aircraft and a large variety of aircraft and helicopters powered by light turbine engines. First Aviation, through its wholly-owned subsidiary, National Airmotive, repairs and overhauls gas turbine engines and accessories, remanufactures engine components and accessories, and, through its majority owned subsidiary, Aerospace Products International, Inc., has become one of the leading suppliers of aircraft engine parts and other aircraft parts and components to the general aviation industry worldwide, while at the same time extending its third party logistics and inventory management services to the commercial airline industry.

Rolls-Royce North America, Inc.
1191 Freedom Drive
Reston, Virginia 20190-5602
Tel.:  (703) 834-1700

         Rolls-Royce plc, headquartered in London, England, is a global company with operations in civil aerospace, defense, marine and energy markets with facilities in 14 countries. Its core gas turbine technology has created one of the broadest product ranges of aero engines in the world, with some 55,000 engines in service with 300 airlines, 2,400 corporate and utility operators and more than 100 armed forces, powering both fixed and rotary wing aircraft. More than 30 navies use Rolls-Royce propulsion. Energy markets include the oil and gas industry and power generation. Rolls-Royce, the pioneer of gas turbine technology for aerospace, power generation and marine propulsion, is today involved in the major future programs in these fields, including the Trent aero, industrial and marine engines, combat engines for the Eurofighter Typhoon and Joint Strike Fighter, and the WR21 marine engine. Rolls-Royce North America, Inc. is a wholly owned subsidiary of Rolls-Royce plc, and is located in Reston, Virginia.

No Further Stockholder Approval Required; First Aviation Board Approval

         We are not asking you to vote on the stock sale. On September 8, 1999, First Equity Group Inc. and Canpartners Investments IV, LLC, which together control approximately 56% of First Aviation's voting power, gave their written consent to approve the stock sale. Their written consent was sufficient for stockholder approval of the stock sale. See "The Stock Sale-General".

         First Aviation's Board of Directors believes that the stock sale is in your best interest and in First Aviation's best interest. First Aviation's Board of Directors has unanimously approved the stock sale.

The Stock Sale

     The Stock Purchase Agreement. The Stock Purchase Agreement is the legal document that governs the stock sale. It is attached as Appendix A to this Information Statement, and we encourage you to read it carefully.

     Conditions to the Stock Sale. The consummation of the stock sale depends upon a number of conditions, including the following:

     o    regulatory approvals and third-party consents; and

     o the absence of certain material adverse changes in National Airmotive and its subsidiary.

     The stock sale is expected to be consummated not earlier than twenty (20) days after the mailing of this Information Statement and following the satisfaction or waiver of the conditions contained in the Stock Purchase Agreement.

     Regulatory Approvals. First Aviation and Rolls-Royce have filed the forms required under the Hart-Scott-Rodino Act and made a voluntary filing pursuant to the Exon-Florio Amendment. We received early termination of the waiting period under the Hart-Scott Rodino Act on September 29, 1999. No action is required under the Exon-Florio Amendment.

     Material Federal Income Tax Consequences. The stock sale will be a taxable transaction to First Aviation for federal income tax purposes. First Aviation does not expect the stock sale to have federal income tax consequences to its stockholders. Stockholders are encouraged to consult with their personal tax advisors for any questions concerning this transaction.

     Use of Proceeds. Simultaneous with the closing of the sale, all of National Airmotive's existing bank debt will be prepaid and its credit facility will be terminated. The remaining net proceeds, after income taxes, will be available to enhance shareholder value, through potential new acquisitions, internal growth opportunities, capital improvements, and for working capital needs.

Interests of Certain Persons in the Stock Sale

         First Aviation, upon the authorization of the independent members of the Board of Directors, previously had entered into an advisory agreement with a related party, First Equity Development Inc. First Equity Development is a wholly owned subsidiary of First Equity Group Inc. Pursuant to the agreement, First Equity Development is to be paid a success fee of $945,000, an amount that is in addition to retainer fees previously paid. The independent members of the Board of Directors established the amount of the success fee. See "Interests of Certain Persons in the Stock Sale".

         To the best of First Aviation's knowledge, other than the transaction described above, no officer, director or holder of at least five percent (5%) of our common stock has a financial interest in the stock sale different from any other holder of our common stock.

No Dissenters' Rights

         Under Delaware law and our certificate of incorporation, you will not be entitled to appraisal or dissenter's rights in connection with the stock sale.

                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

         The following are selected consolidated historical financial data of First Aviation and its subsidiaries for the six-months ended July 31, 1999 and 1998, and the years ended January 31, 1999, 1998, and 1997, respectively. The selected historical consolidated financial data have been restated for all periods presented to show National Airmotive as a discontinued operation.

         This selected historical consolidated financial data should be read along with the historical financial statements and accompanying notes included in the First Aviation Quarterly Report on Form 10-Q/A for the six-months ended July 31, 1999 and the Annual Report on Form 10-K/A for the year ended January 31, 1999 (you can obtain this report by following the instructions provided in this Information Statement under the heading "Where You Can Find More Information").




                                                       Six-Months    Six-Months       Year          Year          Year
                                                         Ended         Ended         Ended         Ended         Ended
(All amounts in thousands, except per share amounts)    July 31,      July 31,     January 31,   January 31,   January 31,
                                                          1999          1998          1999         1998(1)       1997(1)
                                                       ----------    ----------    -----------   -----------   -----------
Statement of Operations Data:
  Net sales                                            $  38,122     $  27,747     $  59,666     $  44,003     $      --
  Cost of sales                                           30,869        22,417        47,970        35,770            --
                                                       ---------     ---------     ---------     ---------     ---------
  Gross profit                                             7,253         5,330        11,696         8,233            --
  Selling, general and administrative expenses             6,576         4,771        10,048         6,356            --
  Non-recurring charge (2)                                    --            --           800            --            --
                                                       ---------     ---------     ---------     ---------     ---------
  Operating income before corporate expenses                 677           559           848         1,877            --
  Corporate expenses                                       1,202           835         2,127         1,212            43
                                                       ---------     ---------     ---------     ---------     ---------
  Income (loss) from operations                             (525)         (276)       (1,279)          665           (43)
  Interest expense                                           296            64           267            --            --
  Interest income                                             --            --            --           (35)           --
  Other expense                                               24            21            42            38            --
                                                       ---------     ---------     ---------     ---------     ---------
  Income (loss) from continuing operations before
    income taxes                                            (845)         (361)       (1,588)          662           (43)
  Income tax expense (benefit)                              (338)         (108)         (635)          265            --
                                                       ---------     ---------     ---------     ---------     ---------
  Net income (loss) from continuing operations              (507)         (253)         (953)          397           (43)
  Net income (loss) from discontinued operation            3,281          (789)         (761)        4,854           638
                                                       ---------     ---------     ---------     ---------     ---------
  Net income (loss)                                        2,774        (1,042)       (1,714)        5,251           595
Dividends on preferred stock (3)                              --            --            --            11           132
                                                       ---------     ---------     ---------     ---------     ---------
Net income (loss) available to common stockholders     $   2,774     $  (1,042)    $  (1,714)    $   5,240     $     463
                                                       =========     =========     =========     =========     =========

Net income (loss) per common share:
  Basic net income per common share from continuing
    operations                                         $   (0.05)    $   (0.03)    $   (0.11)    $    0.05     $   (0.05)
  Basic net income (loss) per common share from
    discontinued operation                                  0.36         (0.09)        (0.08)         0.57          0.18
                                                       ---------     ---------     ---------     ---------     ---------
  Basic net income per common share                    $    0.31     $   (0.12)    $   (0.19)    $    0.62     $    0.13
                                                       =========     =========     =========     =========     =========

Weighted average shares outstanding                        9,005         8,958         8,973         8,432         3,557

  Net income (loss) per common share from
    continuing operations - assuming dilution          $   (0.05)    $   (0.03)    $   (0.11)    $    0.04     $   (0.05)
  Net income (loss) per common share from
    discontinued operation                                  0.36         (0.09)        (0.08)         0.56          0.18
                                                       ---------     ---------     ---------     ---------     ---------
  Net income per common share - assuming dilution      $    0.31     $   (0.12)    $   (0.19)    $    0.60     $    0.13
                                                       =========     =========     =========     =========     =========
Weighted average shares outstanding and
  assumed conversions                                      9,005         8,958         8,973         8,698         3,557

(All amounts in thousands)                              July 31,       July 31,   January 31,   January 31,   January 31,
                                                          1999           1998        1999          1998          1997
                                                        --------       --------   -----------   -----------   -----------
Balance Sheet Data:
  Working capital                                      $  41,391     $  53,040     $  47,093     $  53,735     $  37,487
  Total assets                                           112,805        89,023        97,089        82,523        62,372
  Short-term line of credit                                7,600         2,494         8,850            --            --
  Current portion of note payable                          6,000            --            --            --            --
  Current portion of long-term debt                           --            --            --            --         1,100
  Long-term debt, less current portion                    18,283        16,367        13,895        13,866        32,794
  Other long-term liabilities                              4,400         1,162         1,455         1,041         2,119
  Series A Preferred Stock                                    --            --            --            --         1,650
  Total stockholders' equity                           $  47,216     $  44,983     $  44,381     $  45,957     $   6,281

Notes to Selected Historical Consolidated Financial Data

     (1) Results of operations include Aerospace Products International, which was acquired on March 5, 1997, from the date of acquisition. Results of operations prior to March 5, 1997 consisted principally of National Airmotive, which was acquired in June 1995. Results for the period ended January 31, 1996 are not comparable and cannot be presented meaningfully due to the change in ownership and equity structure and, therefore, are not presented herein.

     (2) The non-recurring charge was for fees and expenses relating to terminated acquisitions.

     (3) The calculation of income per common share requires the deduction from net income of preferred stock dividends. The preferred stock was converted to common stock on March 5, 1997.


                 SELECTED CONSOLIDATED PRO FORMA FINANCIAL DATA
                                   (Unaudited)

         The following unaudited selected consolidated pro forma statements of operations data for the six-months ended July 31, 1999 and the year ended January 31, 1999, and the unaudited pro forma selected consolidated balance sheet data as of July 31, 1999 were derived from the unaudited consolidated condensed pro forma statements of operations and the unaudited pro forma consolidated balance sheet included elsewhere in this Information Statement. This pro forma selected consolidated financial data should be read in conjunction with the description of the stock sale contained in this Information Statement and the unaudited condensed consolidated pro forma financial statements appearing elsewhere herein. The selected consolidated pro forma financial data is provided for informational purposes only and should not be construed to be indicative of First Aviation's financial position or results of operations had the stock sale been consummated on the dates assumed, and are not intended to project First Aviation's financial position on any future date or results of operations for any future period.

(all amounts in thousands except for share amounts)                  Six Months       Year Ended
                                                                   Ended July 31,     January 31,
                                                                        1999             1999
                                                                   --------------     -----------
Pro Forma Consolidated Statement of Operations Data:
Net Sales..................................................        $   38,122        $   59,666
Gross Profit...............................................             7,253            11,696
Operating income before corporate expenses.................               667               848
Net income.................................................        $      202        $      397

Basic net income per common share..........................        $     0.02        $     0.04
Net income per common share-assuming dilution..............        $     0.02        $     0.04

                                                                   As of July 31,
                                                                        1999
                                                                   --------------
Pro Forma Consolidated Balance Sheet Data:
Working capital............................................        $   53,878
Total Assets...............................................            85,044
Other non-current liabilities..............................             2,901
Total stockholders' equity.................................        $   56,499

                                 THE STOCK SALE

General

         We are furnishing this Information Statement to inform you that the stock sale to Rolls-Royce North America, Inc. of all of the outstanding capital stock of National Airmotive has been approved by the holders of a majority of the outstanding shares of common stock of First Aviation. The stock sale will be carried out as provided in the Stock Purchase Agreement between First Aviation Services Inc. and Rolls-Royce North America, Inc. dated as of September 9, 1999. A copy of the Stock Purchase Agreement is attached as Appendix A to this Information Statement.

         This Information Statement has been sent to you because you were a holder of record of common stock, par value $0.01 per share, on September 8, 1999.

         This Information Statement constitutes the notice of corporate action without a meeting required by Section 228 of the Delaware General Corporation Law. Your vote is not required for the stock sale, because First Equity Group Inc. and Canpartners Investments IV, LLC executed and delivered to First Aviation, on September 8, 1999, a written consent in lieu of a meeting of stockholders approving and adopting the Stock Purchase Agreement and the stock sale. These stockholders then controlled, in the aggregate, 5,042,228 shares of First Aviation common stock, representing 56 percent of the votes entitled to be cast at a meeting of First Aviation's stockholders to consider the Stock Purchase Agreement and the stock sale. As a result, so long as the Stock Purchase Agreement is not amended and no provision of it is waived, no meeting or further approval or consent of stockholders of First Aviation is necessary to effect the stock sale. THE STOCK SALE WILL BECOME EFFECTIVE NO EARLIER THAN 20 BUSINESS DAYS AFTER THIS INFORMATION STATEMENT IS MAILED TO THE STOCKHOLDERS OF FIRST AVIATION, BUT ONLY AFTER SATISFACTION OR WAIVER OF THE CONDITIONS TO THE STOCK SALE CONTAINED IN THE STOCK PURCHASE AGREEMENT.

First Aviation

         First Aviation is a worldwide leader in providing services to operators of some of the most widely used military, commercial, and general aviation aircraft engines in the world, including the Lockheed Martin C-130 Hercules and P3C Orion aircraft and a large variety of aircraft and helicopters powered by light turbine engines. First Aviation, through National Airmotive, repairs and overhauls gas turbine engines and accessories, remanufactures engine components and accessories, and, through its majority owned subsidiary, Aerospace Products International, has become one of the leading suppliers of aircraft engine parts and other aircraft parts and components to the general aviation industry worldwide, while at the same time extending its third party logistics and inventory management services to the commercial airline industry.

         First Aviation was formed in March 1995 to acquire all of the capital stock of National Airmotive. The acquisition was completed on June 1, 1995, and was accounted for under the purchase method of accounting. Through National Airmotive, First Aviation provides repair and overhaul services for several aircraft engine types, including: (a) engines manufactured by the Allison Engine Company, a subsidiary of Rolls-Royce, that power the Lockheed Martin C-130 Hercules cargo aircraft, (b) the engines employed on most light helicopters, and
(c) industrial turbine engines used primarily for power co-generation and gas transmission. National Airmotive is an industry leader in the remanufacture of serviceable engine parts and components for use in engine overhauls.

         On March 5, 1997, Aerospace Products International, a majority owned subsidiary of First Aviation, completed the acquisition of Aircraft Parts International from AMR Combs, Inc. The acquisition was accounted for under the purchase method of accounting. Aerospace Products International distributes more than 100 major product lines of aircraft parts and components. API Technologies, Aerospace Products International's licensed repair station, offers brake and starter generator overhaul services, and is an authorized hose assembly manufacturing facility.

Rolls-Royce

         Rolls-Royce plc, headquartered in London, England, is a global company with operations in civil aerospace, defense, marine and energy markets with facilities in 14 countries. Its core gas turbine technology has created one of the broadest product ranges of aero engines in the world, with some 55,000 engines in service with 300 airlines, 2,400 corporate and utility operators and more than 100 armed forces, powering both fixed and rotary wing aircraft. More than 30 navies use Rolls-Royce propulsion. Energy markets include the oil and gas industry and power generation. Rolls-Royce, the pioneer of gas turbine technology for aerospace, power generation and marine propulsion, is involved in the major future programs in these fields, including the Trent aero, industrial and marine engines, combat engines for the Eurofighter Typhoon and Joint Strike Fighter, and the WR21 marine engine. Rolls-Royce North America, Inc. is a wholly owned subsidiary of Rolls-Royce plc, and is located in Reston, Virginia.

Background of the Stock Sale

         The decision to sell National Airmotive was the result of careful consideration that began as part of a strategic review initiated in September of 1998 of both operating subsidiaries, National Airmotive and Aerospace Products International. The decision to explore a potential sale of National Airmotive was the result of factors that relate to the markets that National Airmotive competes in as well as the Board's opinion that the stock price of First Aviation did not fairly reflect the underlying value of its operating subsidiaries.

         In September 1998, the Board of Directors entered into an investment banking relationship with First Equity Development Inc. to represent the company as its exclusive financial advisor. On April 28, 1999 the Board engaged First Equity to begin a formal process to solicit and review potential offers for National Airmotive. The law firm of Weil Gotshal & Manges LLP was retained by First Aviation to represent it in any proposed transaction.

         The Board publicly announced on April 29, 1999 its decision to begin its strategic review concerning the potential sale of National Airmotive and to enter into bonus and severance agreements with key managers at National Airmotive. The Board took these steps in order to increase interest in National Airmotive, insure that key managers were incented to reach their business plan goals, assist the stockholders in obtaining the best possible value for National Airmotive, and encourage management to remain with the business in case the Board elected not to sell National Airmotive.

         Between May 4, 1999 and June 10, 1999, confidentiality agreements were executed with 16 parties, including Rolls-Royce. On June 28, 1999, Michael Culver, CEO, and Aaron Hollander, Chairman, met with James Guyette, President of Rolls-Royce North America, along with other managers and advisors of both companies in Rolls-Royce's Reston, VA offices to determine the level of interest that Rolls-Royce had in pursuing a transaction.

         Five parties, including Rolls-Royce, presented preliminary non-binding indications of interest and were permitted to visit National Airmotive, meet with senior management and conduct due diligence between July 7, 1999 and July 27, 1999. There was at least one other less formal indication of interest by a party that was not permitted to conduct due diligence or enter into negotiations.

         After July 27, 1999, two revised written indications of interest and two less formal indications of interest were reviewed from potential acquirers. In the opinion of management, the Rolls-Royce indication of interest presented the best price and the best potential for closing a transaction.

         On August 25, 1999, management of First Aviation and Rolls-Royce meet in the offices of First Aviation's New York counsel to determine if a transaction on terms favorable to both companies was feasible. The parties also discussed the potential for establishing a commercial relationship between Rolls-Royce and Aerospace Products International. The meeting concluded with no agreement.

         On August 27, 1999, the Board of Directors of First Aviation had a telephonic Board meeting to discuss the status of the sale and their objectives for a sale if they chose to sell National Airmotive.

         On September 3, 1999 Michael Culver of First Aviation met with James Guyette and Ian Lloyd, Managing Director of Repair and Overhaul for Rolls-Royce plc, as well as other managers of both companies and reached an agreement on the principal terms of a sale, subject to being documented in a definitive agreement, Board Approval, the consent of at least 51% of the shareholders of First Aviation, and other regulatory approvals. The final terms of the Stock Purchase Agreement were then negotiated by the parties and their legal advisors.

         The Board of Directors of First Aviation, at a telephonic meeting on September 8, 1999 unanimously approved the Stock Purchase Agreement. On September 8, 1999, Canpartners Investments IV, LLC and First Equity Group, representing a majority of the outstanding shares of common stock of First Aviation, consented to the transaction.

         On September 9, 1999, First Aviation announced that it had entered into a definitive agreement for the sale of National Airmotive to Rolls-Royce.

Reasons For The Stock Sale; Approval of the Board of Directors

      The First Aviation Board of directors has determined that the stock sale and the Stock Purchase Agreement are fair to and in the best interests of First Aviation and its stockholders. ACCORDINGLY, THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE STOCK SALE. The purchase price was negotiated on an arm's length basis between representatives of First Aviation and Rolls-Royce.

      During the course of its deliberations relating to a possible sale of National Airmotive, the First Aviation Board considered the following factors:

      o the historical and prospective business of First Aviation, including, among other things, the current financial condition and future prospects of First Aviation, the strategic direction of First Aviation's business, the current conditions in (and future prospects of) the aviation services and spare part and component industry, and the competitive position of First Aviation in that industry;

      o the fact that the market in which National Airmotive competes is highly competitive and the opportunities for National Airmotive to be a consolidator have diminished. In addition, the cost of entering new programs such as the Pratt & Whitney Canada program are highly capital intensive. The original engine manufacturers are taking a more aggressive role in trying to capture the revenue stream in the after-market for the engines they manufacture, making the number of opportunities to enter new engine programs by independents more limited;

      o the rapid growth at Aerospace Products International, which has been experiencing compound growth in excess of 25% for the last four years, and the view that Aerospace Products International has a substantial opportunity for continued growth and that significant capital will be required to fund that growth;

      o the terms and conditions of the Stock Purchase Agreement, including the amount and form of consideration;

      o the regulatory approvals required for the stock sale and the estimated length of time required to consummate the sale;

      o alternatives to the stock sale, including, among other things, continuing to operate the National Airmotive business;

      o the expectation that management of Aerospace Products International and Rolls-Royce would explore an expanded commercial relationship; and

      o the fact that a competitive process was followed as part of the effort to sell National Airmotive which resulted in a price that the Board believed was an attractive price from a purchaser with the ability to consummate the sale.

         Based on all of these matters, and other such matters as the members of the First Aviation Board deemed relevant, the First Aviation Board unanimously approved the Stock Purchase Agreement and the stock sale.

         The First Aviation Board did not find it practicable to provide specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination to approve the stock sale was made after consideration of all the factors taken as a whole, though individual members of the First Aviation Board may have given different weights to different factors.

Interests of Certain Persons in the Stock Sale

         During the quarter ended October 31, 1998, First Aviation, upon the authorization of the independent members of the Board of Directors, entered into an advisory agreement with a related party, First Equity Development Inc. First Equity is a subsidiary of First Equity Group Inc. Pursuant to the agreement, First Equity has been providing First Aviation investment and financial advisory services relating to potential acquisitions and other financial transactions. The agreement expires on February 1, 2000 but may be terminated sooner by either party upon 30-days written notice to the other. Pursuant to the agreement, First Aviation has been paying First Equity a $30,000 monthly retained fee. Under the terms of the agreement, First Aviation agreed to pay a fee to First Equity for the successful completion of certain transactions, and reimburse First Equity for its out-of-pocket expenses. First Equity has provided substantial financial advisory services in connection with the sale of National Airmotive. First Equity is to be paid a success fee of $945,000, an amount that is in addition to retainer fees previously paid. The independent members of the Board of Directors established the amount of the success fee. In establishing the success fee the independent members of the Board of Directors considered a variety of factors, including the scope of the services provided, the size and type of transaction, fees paid to other firms in comparable transactions and the successful completion of this transaction.

         To the best of First Aviation's knowledge, other than the transaction described above, no officer, director, or holder of at least five percent (5%) of First Aviation's common stock has an interest, financial or otherwise, in the stock sale different from any other holder of common stock of First Aviation.

Business Activities Following the Stock Sale

         After the consummation of the stock sale, First Aviation will no longer be engaged in the engine repair and overhaul business. First Aviation's business plan is to use the net cash proceeds from the stock sale (subject to any indemnity obligations and retained liabilities) to implement its strategic plan to grow its distribution and logistics business at Aerospace Products International and to fund other potential acquisitions.

Accounting Treatment

     The sale of National Airmotive has been accounted for as a disposal of a segment of a business in accordance with generally accepted accounting principles and is presented as a discontinued operation in First Aviation's consolidated financial statements.

                          THE STOCK PURCHASE AGREEMENT

         First Aviation and Rolls-Royce are parties to the Stock Purchase Agreement. The following is a brief summary of certain provisions of the Stock Purchase Agreement. A copy of the Stock Purchase Agreement attached to this Information Statement as Appendix A and is incorporated in this Information Statement by reference. We urge you to carefully read the Stock Purchase Agreement in its entirety.

Purchase Price

         The purchase price for the capital stock of National Airmotive is $73.0 million, subject to adjustment, as described below. We expect the closing will occur on or about November 1, 1999. Within sixty (60) days after the closing, First Aviation is required to deliver to Rolls-Royce a balance sheet of National Airmotive as of the day immediately prior to the closing date. The final balance sheet is required to be prepared in accordance with generally accepted accounting principles, as supplemented by the accounting principles referred to the Stock Purchase Agreement

         There will be an adjustment to the purchase price based on the final net assets, which is the amount by which National Airmotive's total assets exceed its total liabilities as set forth on the balance sheet. If the final net assets as set forth on the balance sheet are less than $49,311,000, the purchase price will be reduced on a dollar-for-dollar basis by the amount of such deficiency up to a maximum of $3 million. If the final net assets as set forth on the balance sheet are more than $49,311,000, the purchase price will be increased on a dollar-for-dollar basis by the amount of such excess up to a maximum of $3 million. The adjustment is limited so that the purchase price cannot be less than $70.0 million or more than $76.0 million.

         Within thirty (30) days after the delivery of the balance sheet and related auditor's report, Rolls-Royce is required to complete a review and audit of the balance sheet and to inform First Aviation in writing that the balance sheet is either acceptable or to object to the balance sheet, setting forth a specific description of Rolls-Royce's objections, the amount in dispute and the information in its possession that forms the basis for its objection. Within two
(2) business days after the purchase price is finally determined, the appropriate party will pay to the other cash in an amount equal to the excess or deficiency in final net assets. In the event of a dispute, an Unrelated Accounting Firm shall be engaged to render a final binding report.

Representations and Warranties

         The Stock Purchase Agreement contains various representations and warranties of the parties thereto. The Stock Purchase Agreement includes representations and warranties of First Aviation as to:

          o the corporate organization, standing and power of National Airmotive and its subsidiary;

          o the authorization of the Stock Purchase Agreement and the approval of the First Aviation Board;

          o    the capitalization of National Airmotive;

          o the Stock Purchase Agreement's non-contravention of any agreement, law or charter or by-law provision;

          o the ownership and valid transfer of the shares of National Airmotive capital stock;

          o    the accuracy of National Airmotive's financial statements;

          o    the absence of undisclosed liabilities;

          o the absence of certain developments involving National Airmotive and its subsidiary;

          o    certain tax matters;

          o    ownership and leasehold interests in real property;

          o    ownership of and rights to use certain intellectual property;

          o certain contracts, leases and license agreement of National Airmotive and its subsidiary;

          o the terms, existence, operations, liabilities and compliance with applicable law of employee plans maintained by National Airmotive, its subsidiary and ERISA affiliates, and certain other matters relating to the Employee Retirement Income Security Act of 1974, as amended,

          o    certain labor matters;

          o    pending or threatened litigation;

          o National Airmotive's possession of all governmental permits necessary for National Airmotive or its subsidiary to conduct its current business and National Airmotive's compliance with applicable laws;

          o    environmental matters;

          o    insurance;

          o brokers, finders and financial advisors employed by First Aviation and National Airmotive;

          o    accounts receivable;

          o    certain transactions with affiliates;

          o regulatory compliance and the absence of any enforcement action by the Federal Aviation Administration;

          o the absence of any Material Adverse Effect on National Airmotive and its subsidiary;

          o    title to and condition of personal property;

          o    inventory;

          o    customers, suppliers and distributors;

          o    product warranties and liability;

          o the absence of questionable or unlawful payments and the maintenance of records and internal accounting controls in accordance with federal securities laws;

          o    year 2000 capability; and

          o    certain matters relating to government contracts.

         Rolls-Royce also has made representations and warranties relating to:

          o    the corporate organization, standing and power of Rolls-Royce;

          o    the authorization of the Stock Purchase Agreement;

          o the Stock Purchase Agreement's non-contravention of any agreement, law or charter or by-law provision;

          o    pending or threatened litigation;

          o investment intention relating to the purchase of National Airmotive capital stock;

          o    financial capability; and

          o    brokers, finders and financial advisors employed by Rolls-Royce.

Indemnification

         Indemnification by First Aviation. Pursuant to the Stock Purchase Agreement, First Aviation is required to indemnify Rolls-Royce, National Airmotive and their respective directors, officers, employees, affiliates, agents, successors and assigns from and against certain losses. In many cases, this indemnification is subject to limitations, as described below.

Indemnities without Limitation

         First Aviation will have the obligation to indemnify Rolls-Royce and its related parties for losses incurred relating to the following matters without any limitation as to amount for which a claim can be made:

          o the breach of any covenant or other agreement on the part of First Aviation or its subsidiaries;

          o the breach of First Aviation's representations and warranties relating to: the corporate organization; standing and power of National Airmotive and its subsidiary; the authorization of the Stock Purchase Agreement; the capitalization of National Airmotive; the existence of subsidiaries of National Airmotive; corporate records of National Airmotive; the ownership and valid transfer of the shares of National Airmotive capital stock, or brokers, finders and financial advisors employed by First Aviation and National Airmotive, but in each case only if a claim for indemnity is made on or prior to March 1, 2001;

          o any matters arising from or relating to specified claims in favor of National Airmotive that are being retained by First Aviation;

          o any amounts due with respect to the cancellation of the Pratt & Whitney Distributor and Designated Overhaul Facility Agreement;

          o amounts determined to be payable in connection with the pending claim against National Airmotive of the Pension Benefit Guaranty Corporation; and

          o the termination of the lease of the facility currently operated by National Airmotive in Long Beach, California, including any restoration obligations under the lease for such facility; provided that the lease is terminated within six months of the closing date.

Limited Indemnities

         First Aviation will have the obligation to indemnify Rolls-Royce and its related parties for losses incurred relating to the following matters, provided that the amount for which a claim can be made will be limited as described below:

o the breach of any representation or warranty of First Aviation, other than the representations specified above as having no limitation; but only if a claim for indemnity is made on or prior to March 1, 2001;

o    certain specified potential claims against National Airmotive; and

o except to the extent non-income taxes are reserved for in the Balance Sheet (excluding any reserve for deferred non-income taxes):

     o the breach of certain representations or warranties of First Aviation relating to non-income taxes, but only to the extent such losses are attributable to periods ending on or before the closing date, and

     o any and all non-income taxes that may be imposed upon or assessed against National Airmotive, its subsidiary or their respective assets with respect to all taxable periods ending on or prior to the closing date.

         First Aviation will have no obligation to indemnify Rolls-Royce or any related party from and against any losses incurred relating to matters described above unless the aggregate amount of such losses exceeds $1.0 million.

         First Aviation's maximum liability for such losses may not exceed $5,000,000 in the aggregate.

Environmental Indemnities

         With respect to indemnification relating to environmental matters, First Aviation will be required to indemnify Rolls-Royce and its related parties for environmental losses up to a maximum of $5,000,000, but only if:

o the aggregate amount of environmental losses exceeds $1.0 million (in which case, First Aviation will be liable for 80% of the losses exceeding the $1.0 million threshold, but not for the initial $1.0 million in losses); and

o notice of the claim for indemnification is given to First Aviation on or prior to the third anniversary of the closing date.

Income Tax Indemnification

         First Aviation will have the obligation to indemnify Rolls-Royce and its related parties for any and all income taxes that may be imposed upon or assessed against National Airmotive, its subsidiary or their respective assets:

          o with respect to all taxable periods ending on or prior to the closing date; and

          o with respect to any and all income taxes of any member of a consolidated, combined or unitary group of which National Airmotive or its subsidiary (or any predecessor) is or was a member on or prior to the closing date, by reason of the liability of National Airmotive or such subsidiary pursuant to Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign law or regulation.

         With respect to income taxes, First Aviation's indemnification obligations under the Stock Purchase Agreement survive indefinitely and are not limited as to amount.

         Indemnification by Rolls-Royce. Rolls-Royce will have the obligation to indemnify First Aviation and its directors, officers, employees, affiliates, agents, successors and assigns from and against any and all losses based upon, attributable to or resulting from:

o    the breach of any representation or warranty of Rolls-Royce;

o    the breach of any covenant or other agreement on the part of Rolls-Royce;

o any and all non-income taxes of National Airmotive with respect to any taxable period of National Airmotive beginning after the closing date;

o one-half of all of the out-of-pocket costs of pursuing, settling, and/or litigating a claim in favor of National Airmotive that will be retained by First Aviation; and

o National Airmotive's involvement in any research, repair and overhaul operation conducted upon premises leased or subleased by National Airmotive to any current or former U.S.-based Affiliate of Rolls-Royce, to the extent such losses (1) arise from laws pertaining to employment, employee benefits or termination of employment or (2) relate to taxes or related interest, penalties or fines.

         With respect to claims for indemnification based upon non-income taxes or the breach of specified representations or warranties, Rolls-Royce's indemnification obligation is limited to losses exceeding $1.0 million and is limited to $5,000,000 in the aggregate. Otherwise, its indemnification obligations under the Stock Purchase Agreement survive indefinitely and are not limited as to amount.

Conditions

         Conditions to Each Party's Obligations to Effect the Stock Sale. The respective obligations of First Aviation and Rolls-Royce to effect the stock sale are subject to the satisfaction or waiver of the following conditions:

     o any waiting period (including any extension thereof) applicable to the sale of National Airmotive's capital stock to Rolls-Royce under the HSR Act and under the Exon-Florio Amendment shall have terminated or expired;

     o there shall not be in effect any order by a governmental body restraining or prohibiting the stock sale; and

     o no injunction, restraining order or decree of any court or governmental or regulatory authority shall exist against First Aviation, Rolls-Royce or any of their related parties that restrains, prevents or materially changes the transactions contemplated in the Stock Purchase Agreement.

         Conditions to the Obligations of Rolls-Royce. The obligations of Rolls-Royce to effect the stock sale are subject to the satisfaction or waiver of the following additional conditions:

     o the representations and warranties of First Aviation being true on and as of the closing date;

     o First Aviation having performed and complied in all material respects with all obligations and covenants required to be performed or complied with by it on or prior to the closing date;

     o since the January 31, 1999 there shall have been no event, occurrence, development or state of circumstances that individually, or in the aggregate, and when aggregated with all positive developments, has had or would reasonably be expected to have a material adverse effect on National Airmotive;

     o First Aviation shall have provided Rolls-Royce with an affidavit of non-foreign status that complies with Section 1445 of the Internal Revenue Code;

     o Rolls-Royce shall have received the written resignation of each director of National Airmotive;

     o Rolls-Royce shall have received a certificate from each landlord of the properties leased by National Airmotive, dated during the month in which the closing occurs, certifying

          o (a) that the applicable lease is in good standing and full force and effect in accordance with its terms and has not been modified (except for modifications set forth therein), amended or assigned,

          o (b) the date(s) to which rent and other charges thereunder have been paid,

          o (c) that to the knowledge of the landlord there is no default thereunder by either party thereto, and

          o (d) that all work required to be done under the applicable lease on the part of National Airmotive has been completed to the satisfaction of the landlord;

     o all assignments, consents, approvals and authorizations of certain landlords that are listed shall have been obtained or effected, and shall not impose any additional and unreasonable obligations, liabilities or restrictions on Rolls-Royce; and

     o    First Aviation shall have

          o (a) satisfied in full all obligations under any indebtedness of National Airmotive and its subsidiary (including any interest, prepayment premiums or penalties and other fees and charges) or

          o (b) provided Rolls-Royce with correct and complete payoff letters with respect to such indebtedness and directed its financing sources to pay the amounts set forth in such payoff letters to the parties referred to therein, and

          o    Rolls-Royce shall have received executed releases of all liens.

         Conditions to the Obligations of First Aviation. The obligations of First Aviation to effect the stock sale are subject to the satisfaction or waiver of the following additional conditions:

          o the representations and warranties of Rolls-Royce shall be true and correct in all material respects on and as of the closing date; and

          o Rolls-Royce shall have performed and complied in all material respects with all obligations and covenants required by the Stock Purchase Agreement to be performed or complied with by it on or prior to the closing date.

No Solicitation

         Under the Stock Purchase Agreement, First Aviation may not take, nor may it permit National Airmotive, its subsidiary or any of First Aviation's directors, officers, employees, representatives or agents, to directly or indirectly to:

          o discuss, negotiate, undertake, authorize, recommend, propose or enter into any transaction involving a merger, consolidation, business combination, purchase or disposition of any significant amount of the assets or capital stock or other equity interest in National Airmotive or any of its subsidiary other than the transactions contemplated by the Stock Purchase Agreement (an "Acquisition Transaction");

          o facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction;

          o furnish or cause to be furnished, to any person, any information concerning the business, operations, properties or assets of National Airmotive and its subsidiary in connection with an Acquisition Transaction; or

          o otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.

Termination

         The Stock Purchase Agreement may be terminated

          o by either party, if the transactions contemplated by the Stock Purchase Agreement have not been consummated by December 15, 1999, provided that the terminating party is not in default of any of its obligations under the Stock Purchase Agreement;

          o    by the mutual written consent of the parties;

          o by either party, if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Stock Purchase Agreement;

          o by either party, if the closing shall not have occurred on or prior to November 1, 1999 (or another mutually agreed date), provided that all of the conditions to closing are satisfied or waived on that date and the failure to close is the result of an action or inaction of the non-terminating party; and

          o    by Rolls-Royce, if

               (a) First Aviation breaches any of its representations, warranties or obligations under the Stock Purchase Agreement, and fails to cure the breach on or before December 15, 1999, provided written notice of the breach is given to First Aviation; or

               (b) if, but for the inclusion of information on an Updated Schedule, the representations and warranties of National Airmotive would not be true and correct in all material respects as of the closing date; provided, that no termination right will arise due to the addition of new contracts or amendments to or terminations of existing contracts, if such contracts were not entered into, amended or terminated in violation of the Stock Purchase Agreement; or

          o by First Aviation, if Rolls-Royce breaches any of its representations, warranties or obligations, the breach is not cured or waived and Rolls-Royce fails to provide reasonable assurance that the breach will be cured on or before the closing date.

         No party will be entitled to terminate the Stock Purchase Agreement if that party's intentional breach of the Stock Purchase Agreement has prevented the satisfaction of a condition.

         If the Stock Purchase Agreement is terminated, it immediately becomes void and there will be no liability or obligation on the part of either First Aviation or Rolls-Royce, except to the extent that the termination results from the breach by a party of any of its obligations under the Stock Purchase Agreement and provided that the confidentiality provisions of the Stock Purchase Agreement will survive such termination.



                             STOCK PERFORMANCE DATA

Historical Market Price

         First Aviation common stock trades on The NASDAQ Stock Market under the symbol "FAVS." The following table sets forth the quarterly high and low sales prices per share of First Aviation common stock as reported on the NASDAQ Composite Tape since March 5, 1997, the date public trading commenced.

                                                                 High       Low
                                                                 ----       ---
Fiscal Year ended January 31, 1998
     First Quarter.........................................      11 3/4    8
     Second Quarter........................................      11 1/8    8 1/4
     Third Quarter.........................................      11        7 5/8
     Fourth Quarter........................................       8 3/4    5 7/8
Fiscal Year ended January 31, 1999
     First  Quarter........................................       7 1/4    5 1/2
     Second Quarter........................................       6 1/62   4 7/32
     Third Quarter.........................................       5 7/8    4 1/8
     Fourth Quarter........................................       5        4 1/16
Fiscal Year ended January 31, 2000
     First Quarter ........................................       5 1/8    3 3/32
     Second Quarter .......................................       6 5/8    4 3/4
     Third Quarter (through October 7, 1999) ..............       6 7/8    5 1/8

Recent Market Price

         The following table sets forth the closing price and the high and low sales prices per share of First Aviation common stock on The NASDAQ Stock Market on September 8, 1999, the last trading day preceding the public announcement of the stock sale and on October 7, 1999, the latest practicable trading day before the printing of this Information Statement.

                                                                High       Low
                                                                ----       ---
September 8, 1999.........................................       6 5/8    6 1/8
October 7, 1999...........................................       5 3/8    5 3/8

Number of Holders

         As of the record date September 8, 1999, there were twenty-nine holders of record of First Aviation common stock.

                           COMPARATIVE PER SHARE DATA
                                   (Unaudited)

         The following tabulation reflects the historical net income per share in comparison with the pro forma net income per share after giving effect to the stock sale. The information presented in this tabulation should be read in conjunction with the description of the stock sale contained in this Information Statement, the condensed consolidated pro forma financial statements appearing elsewhere herein, and First Aviation's consolidated financial statements included in its Quarterly Report on Form 10-Q/A for the six-months ended July 31, 1999.

                                                                        Six Months
                                                                       Ended July 31,
                                                                            1999
                                                                       -------------
Basic net income per share:
   Historical.......................................................     $   0.31
   Pro Forma........................................................     $   0.02
Net income per share - assuming dilution:
   Historical.......................................................     $   0.31
   Pro Forma........................................................     $   0.02

                              BOOK VALUE PER SHARE
                                   (Unaudited)

         The following tabulation reflects the historical net book value per share of First Aviation common stock in comparison with the pro forma net book value per share of First Aviation common stock after giving effect to the stock sale at July 31, 1999 based on 9,004,821 basic and 9,119,779 diluted shares outstanding, respectively, for the historical net book value and the pro forma net book value. The information presented in this Information Statement should be read in conjunction with the description of the stock sale contained in this Information Statement, the condensed consolidated pro forma financial statements appearing elsewhere herein and First Aviation's consolidated financial statements included in its Quarterly Report on Form 10-Q/A for the six-months ended July 31, 1999.

                                                          As of July 31, 1999
                                                          -------------------
                                                      Historical      Pro Forma
                                                      ----------      ---------
Basic Book Value Per Share......................     $      5.24    $      6.27
Book Value Per Share - Assuming Dilution........     $      5.18    $      6.20

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership of First Aviation common stock as of September 8, 1999, (i) by each person who is known by First Aviation to own beneficially 5% or more of the outstanding shares of common stock, (ii) each of First Aviation's directors,
(iii) each of the named executive officers, and (iv) all directors and executive officers as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable, and are located at 15 Riverside Avenue, Westport, Connecticut 06880.

Name and Address                            Amount and Nature of
of Beneficial Owner                          Beneficial Owner          Percent of Class
-------------------                         --------------------       ----------------
First Equity Group Inc. (1)                       3,748,893                41.6%
Aaron P. Hollander (1)                            3,748,893                41.6%
Michael C. Culver (1)                             3,748,893                41.6%
The Wynnefield Group (2)
  One Penn Plaza, Suite 4720
  New York, NY 10119                              1,732,792                19.2%
Canpartners Investments IV, LLC (3)
  9665 Wilshire Boulevard
  Suite 200
  Beverly Hills, California 90212                 1,293,335                14.3%
Wellington Management Company, LLP (4)
  75 State Street
  Boston, MA 02109                                  882,000                 9.8%
John A. Marsalisi                                    11,713                    *
Gerald E. Schlesinger                                 1,896                    *
  Aerospace Products International
  3778 Distriplex Drive North
  Memphis, TN 38118                                   1,000                    *
Philip C. Botana                                      1,000                    *
  Aerospace Products International
  3778 Distriplex Drive North
  Memphis, TN 38118                                   1,000                    *
Joshua S. Friedman (5)                                    --                   *
Robert L. Kirk                                       12,678                    *
Charles B. Ryan                                      47,228                 0.1%
All directors and executive officers as a
  group (8 persons)                               3,823,408                42.4%

* less than 1%

(1) Aaron P. Hollander and Michael C. Culver own, in the aggregate, all of the outstanding shares of First Equity Group Inc.
(2) Based upon a Schedule 13D dated June 7, 1999 and First Aviation's knowledge, The Wynnefield Group is composed of the Wynnefield Partners Small Cap Value, L.P., Channel Partnership II L.P., Wynnefield Small Cap Value Offshore Fund, Ltd., and the Wynnefield Small Cap Value, L.P.I.
(3) Based upon a Schedule 13G dated February 12, 1998 and First Aviation's knowledge, Canpartners Incorporated is a Managing Member of Canpartners. Mr. Friedman, Mitchell R. Julis and R. Christian B. Evenson are the sole shareholders and directors of Canpartners Incorporated and such individuals may be deemed to share beneficial ownership of the shares shown as owned by Canpartners. Such persons disclaim beneficial ownership of such shares.
(4) Based upon a Schedule 13G dated January 13, 1998 and First Aviation's knowledge.
(5) Excludes 1,293,335 shares shown as owned by Canpartners. Mr. Friedman is a Vice-President of Canpartners and is a shareholder and director of Canpartners Incorporated, a Managing Member of Canpartners, and as such may be deemed to have voting and investment power over such shares. Mr. Friedman disclaims any beneficial ownership of such shares.


                       WHERE YOU CAN FIND MORE INFORMATION

         First Aviation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed by First Aviation can be inspected and copied at the public reference facilities at the SEC's office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at the SEC's Regional Office at Seven World Trade Center, Suite 1300, New York, New York 10048 and at the SEC's Regional Office at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of that material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates, and may also be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov. Those reports, proxy statements and other information concerning First Aviation also can be inspected and copied at the offices of The National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         Statements contained in this Information Statement or in any document incorporated in this Information Statement by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an annex to this Information Statement or such other document, each such statement being qualified in all respects by such reference.

         This Information Statement incorporates by reference documents relating to First Aviation that are not presented herein or delivered herewith. These documents, excluding exhibits unless specifically incorporated therein, are available, without charge to any holders of First Aviation common stock as of September 8, 1999 to whom this Information Statement is delivered, upon written or oral request, to:

         First Aviation Services Inc.
         Attn:  Investor Relations
         15 Riverside Avenue
         Westport, CT  06880-4214
         Phone:  (203) 291-3300
         Fax:  (203) 291-3330

         The following documents filed with the SEC under the Exchange Act are incorporated herein by reference:

          (a) First Aviation's Quarterly Report on Form 10-Q/A for the six-months July 31, 1999;

          (b) First Aviation's definitive Proxy Statement relating to its 1999 Annual Meeting of Shareholders held on July 15, 1999; and

          (c) First Aviation's Annual Report on Form 10-K/A for the year ended January 31, 1999.

              CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

The following unaudited condensed consolidated pro forma statements of operations for the six-months ended July 31, 1999 and the year ended January 31, 1999, reflect the results of First Aviation for each of the periods then ended, adjusted to give pro forma effect to the stock sale as if the transaction had occurred at the beginning of each respective period presented.

The following unaudited condensed consolidated pro forma balance sheet as of July 31, 1999 reflects the accounts of First Aviation as of that date adjusted to give pro forma effect to the stock sale as if the transaction had occurred as of July 31, 1999.

The condensed consolidated pro forma financial statements and accompanying notes should be read in conjunction with the description of the stock sale contained in this Information Statement, the consolidated financial statements and related notes thereto included in First Aviation's Quarterly Report on Form 10-Q/A for the six-months ended July 31, 1999 and Annual Report on Form 10-K/A for the year ended January 31, 1999. First Aviation believes that the assumptions used in the following statements provide a reasonable basis on which to present the pro forma financial statements. The condensed consolidated pro forma financial statements are provided for informational purposes only and should not be construed to be indicative of First Aviation's financial position or results of operations had the stock sale been consummated on the dates assumed, and are not intended to project First Aviation's financial position on any future date or results of operations for any future period.

                          First Aviation Services Inc.
             Condensed Consolidated Pro Forma Results of Operations
                            For the Six-Months Ended
                                 July 31, 1999

(amounts in thousands, except for share amounts)                                  Consolidated
                                                      Unadjusted                  Results, as
                                                     Consolidated       NAC        Previously     Pro Forma     Pro Forma
                                                        Results     Elimination    Reported(a)   Adjustments     Results
                                                     ------------   -----------   -------------  -----------    ---------
Net sales                                             $ 94,943       $(56,821)     $  38,122      $    --       $  38,122
Cost of sales                                           78,105        (47,236)        30,869           --          30,869
                                                      --------       ---------     ---------      -------       ---------
Gross profit                                            16,838         (9,585)         7,253           --           7,253
Selling, general and administrative expenses            11,429         (4,853)         6,576           --           6,576
                                                      --------       ---------     ---------      -------       ---------
Operating income before corporate expenses               5,409         (4,732)           677           --             677
Corporate expenses                                       1,202             --          1,202           --           1,202
                                                      --------       ---------     ---------      -------       ---------
Income (loss) from operations                            4,207         (4,732)          (525)          --            (525)
Net interest expense (income)                            1,102           (806)           296       (1,181)(b)        (885)
Minority interest in subsidiary                             24             --             24           --              24
                                                      --------       ---------     ---------      -------       ---------
Income (loss) before provision (benefit)
  for income taxes                                       3,081         (3,926)          (845)       1,181             336
Provision (benefit) for income taxes                       307           (645)          (338)         472 (c)         134
                                                      --------       ---------     ---------      -------       ---------
Net income (loss) from continuing operations          $  2,774       $ (3,281)     $    (507)     $   709       $     202
Net income of discontinued operation                        --          3,281          3,281       (3,281)(d)          --
                                                      --------       ---------     ---------      -------       ---------
Net income (loss) available to common stockholders    $  2,774       $     --      $   2,774      $(2,572)      $     202
                                                      ========       =========     =========      =======       =========

Basic net income (loss) per common share from
  continuing operations                                                            $   (0.05)                   $    0.02
Basic net income (loss) per common share from
  discontinued operation                                                                0.36                           --
                                                                                   ---------                    ---------
Basic net income (loss) per common share                                           $    0.31                    $    0.02
                                                                                   =========                    =========
Shares used in the calculation of basic net income
  (loss) per common share                                                          9,004,821                    9,004,821

Net income (loss) per common share from
  continuing operations - assuming dilution                                        $   (0.05)                   $    0.02
Net income (loss) per common share from
  discontinued operation - assuming dilution                                            0.36                           --
                                                                                   ---------                    ---------
Net income (loss) per common share - assuming dilution                             $    0.31                    $    0.02
                                                                                   =========                    =========

Shares used in the calculation of net income (loss)
  per common share - assuming dilution                                             9,004,821                    9,119,779(e)


     (a) From the First Aviation Services Quarterly Report on Form 10-Q/A for the six-months ended July 31, 1999.
     (b) To record estimated interest income earned during the period at an assumed rate of 5% of cash on hand.
     (c) To record estimated income tax provision on pro forma adjustments at a statutory combined rate of 40%.
     (d)  To eliminate the discontinued operation.
     (e) Prior to the pro forma adjustments, a loss from continuing operations was incurred. The dilutive effect of stock options was not included in the calculation of shares outstanding because the effect on continuing operations would have been antidilutive. After the pro forma adjustments, the dilutive effect of stock options is included because the results show income from continuing operations.

             Condensed Consolidated Pro Forma Results of Operations
                               For the Year Ended
                                January 31, 1999


(amounts in thousands, except share amounts)        Consolidated       NAC
                                                     Results, as    Elimination     Consolidated
                                                     Previously    and Corporate     Results, as    Pro Forma     Pro Forma
                                                     Reported(a)  Reclassification   Restated(a)   Adjustments     Results
                                                    ------------  ----------------  ------------  -----------    ---------
Net sales                                              $ 153,740     $(94,074)       $  59,666       $    --      $  59,666
Cost of sales                                            126,456      (78,486)          47,970            --         47,970
                                                       ---------     --------        ---------       -------      ---------
Gross profit                                              27,284      (15,588)          11,696            --         11,696
Selling, general and administrative expenses              21,662      (11,614)(b)       10,048            --         10,048
Non-recurring charges                                      6,178       (5,378)             800            --            800
                                                       ---------     --------        ---------       -------      ---------
Operating income before corporate expenses                  (556)       1,404              848            --            848
Corporate expenses                                            --        2,127 (b)        2,127            --          2,127
                                                       ---------     --------        ---------       -------      ---------
Income (loss) from operations                               (556)        (723)          (1,279)           --         (1,279)
Net interest expense (income)                              1,815       (1,548)             267        (2,250)(c)     (1,983)
Minority interest in subsidiary                               42           --               42            --             42
                                                       ---------     --------        ---------       -------      ---------
Income (loss) before provision (benefit)
  for income taxes                                        (2,413)         825           (1,588)        2,250            662
Provision (benefit) for income taxes                        (699)          64             (635)          900 (d)        265
                                                       ---------     --------        ---------       -------      ---------
Net income (loss) from continuing operations           $  (1,714)    $    761        $    (953)      $ 1,350      $     397
Net income (loss) of discontinued operation                   --         (761)            (761)          761 (e)         --
                                                       ---------     --------        ---------       -------      ---------
Net income (loss) available to common stockholders     $  (1,714)    $     --        $  (1,714)      $ 2,111      $     397
                                                       =========     ========        =========       =======      =========

Basic net income (loss) per common share from
  continuing operations                                $   (0.19)                    $   (0.11)                   $    0.04
Basic net (loss) per common share from
  discontinued operation                                      --                         (0.08)                          --
                                                       ---------                     ---------                    ---------
Basic net income (loss) per common share               $   (0.19)                    $   (0.19)                   $    0.04
                                                       =========                     =========                    =========
Shares used in the calculation of basic net
  income (loss) per common share                       8,972,953                     8,972,953                    8,972,953


Net income (loss) per common share from continuing
  operations - assuming dilution                       $   (0.19)                    $   (0.11)                   $    0.04
Net (loss) per common share from discontinued
  operation - assuming dilution                               --                         (0.08)                          --
                                                       ---------                     ---------                    ---------
Net income (loss) per common share - assuming
  dilution                                             $   (0.19)                    $   (0.19)                   $    0.04
                                                       =========                     =========                    =========

Shares used in the calculation of net (loss) per
  common share - assuming dilution                     8,972,953                     8,972,953                    9,091,192 (f)


     (a) From the First Aviation Annual Report on Form 10-K/A for the Year ended January 31, 1999.

     (b) Restated to reflect reclassification of corporate expenses from selling, general and administrative expenses to a separate line.

     (c) To record estimated interest income earned during the period at an assumed rate of 5% of net cash on hand.

     (d) To record estimated income tax on pro forma adjustments at a statutory combined rate of 40%.

     (e)  To eliminate the discontinued operation.

     (f) Prior to the pro forma adjustments, a loss from continuing operations was incurred. The dilutive effect of stock options was not included in the calculation of shares outstanding because the effect on continuing operations would have been antidilutive. After the pro forma adjustments, the dilutive effect of stock options is included because the results show income from continuing operations.

                          First Aviation Services Inc.
                 Condensed Consolidated Pro Forma Balance Sheet
                              As of July 31, 1999

(amounts in thousands)                            As Previously       NAC        Pro Forma       Pro Forma
                                                   Reported(a)    Elimination   Adjustments        Totals
                                                  -------------   -----------   -----------      ---------
Cash                                                 $    288       $     --     $ 50,617 (b)     $ 50,905
Other current assets                                   84,009        (52,386)      (3,006)(c)       28,617
                                                     --------       --------     --------         --------
Total current assets                                   84,297        (52,386)      47,611           79,522
Non-current assets                                     28,508        (22,986)          --            5,522
                                                     --------       --------     --------         --------
Total assets                                         $112,805       $(75,372)    $ 47,611         $ 85,044
                                                     ========       ========     ========         ========

Current liabilities                                  $ 42,906       $(21,354)    $  5,592 (c)(d)  $ 27,144
Non-current liabilities                                22,683        (21,282)          --            1,401
Stockholders' equity                                   47,216             --        9,283 (e)       56,499
                                                     --------       --------     --------         --------
Total liabilities and stockholders' equity           $112,805       $(42,636)    $ 14,875         $ 85,044
                                                     ========       ========     ========         ========

     (a) As shown in First Aviation's Quarterly Report on Form 10-Q/A for the six-months ended July 31, 1999.

     (b) To record estimated proceeds from the sale of National Airmotive, net of expenses.

     (c)  To reclassify income taxes to liability account.

     (d) To reclassify income taxes, record increase in income taxes payable as a result of the pro forma adjustments and provide for estimated liabilities in connection with the sale of National Airmotive.

     (e) To record the estimated gain on the sale of National Airmotive, net of applicable income tax effect.